FOR IMMEDIATE RELEASE

Alpha Announces Financial Results for Third Quarter 2026

•Reports net loss of $9.3 million and Adjusted EBITDA of $29.4 million for third quarter
•Announces sales commitments to domestic customers for shipment in 2027
•Issues 2027 operational guidance
•Provides update on stacker reclaimer equipment damage at Dominion Terminal Associates
BRISTOL, Tenn., November 6, 2026 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported financial results for the third quarter ending September 30, 2026.

	(millions, except per share)
	Three months ended
	Sep. 30, 2026	Jun. 30, 2026	Sep. 30, 2025
Net loss	($9.3)	($12.3)	($5.5)
Net loss per diluted share	($0.73)	($0.96)	($0.42)
Adjusted EBITDA(1)	$29.4	$25.6	$41.7
Operating cash flow	$46.9	$39.9	$50.6
Capital expenditures	($33.8)	($45.1)	($25.1)
Tons of coal sold	3.9	3.5	3.9
__________________________________
1. This is a non-GAAP financial measure. A reconciliation of Net Loss to Adjusted EBITDA is included in tables accompanying the financial schedules.

“Our third quarter volumes improved as compared to the first two quarters of the year, but cost pressures continue to influence our financial results,” said Andy Eidson, Alpha’s chief executive officer. “We remain committed to managing these cost challenges and continually evaluating the portfolio against the needs of the metallurgical coal market. Our 2027 operational guidance reflects our current expectations of the coming calendar year, and these estimates incorporate our analysis of potential financial impact and 2027 terminal capabilities following the June storm damage to a stacker reclaimer at Dominion Terminal Associates (DTA) in Newport News. Terminal leaders have worked diligently to keep operations moving, and conversations with DTA’s insurance provider continue to progress positively to address the equipment damage caused by the high-wind storm. Despite what is expected to be a lengthy timeline for replacing the damaged equipment, we do not anticipate significant capital outlays in association with the replacement process. Additionally, we are confident in our plans to minimize the disruption to our sales and logistics processes by also utilizing our throughput capacity at other Hampton Roads terminals while work is underway to replace the damaged machinery at DTA. As evidenced by our more normalized third quarter shipment volumes, we are optimistic about the ability to continue providing excellent customer service in 2027 and beyond.”

Eidson added: “Today we are pleased to announce the results of our 2027 domestic sales negotiations, with 3.5 million tons committed to domestic customers for shipment next year. These commitments provide a solid foundation on which we will build our seaborne sales for 2027.”

Financial Performance

Alpha reported a net loss of $9.3 million, or $0.73 per diluted share, for the third quarter, as compared to net loss of $12.3 million, or $0.96 per diluted share, in the second quarter.

Total Adjusted EBITDA was $29.4 million for the third quarter, compared to $25.6 million in the second quarter.

Coal Revenues

	(millions)
	Three months ended
	Sep. 30, 2026	Jun. 30, 2026
Met segment	$560.6	$491.5

Met segment (excl. freight & handling)(1)	$474.1	$421.3

Tons Sold	(millions)
	Three months ended
	Sep. 30, 2026	Jun. 30, 2026
Met segment	3.9	3.5
__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Sep. 30, 2026	Jun. 30, 2026
Met segment	$121.09	$118.71
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Third quarter net realized pricing for the Met segment was $121.09 per ton.

The table below provides a breakdown of our Met segment coal sold in the third quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Sep. 30, 2026
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Domestic	1.0	$133.3	$136.17	27%
Export - Australian indexed	0.8	$120.4	$150.46	22%
Export - other pricing mechanisms	1.8	$196.7	$107.03	51%
Total Met coal revenues	3.6	$450.4	$124.52	100%
Thermal coal revenues	0.3	$23.7	$79.44
Total Met segment coal revenues (excl. freight & handling)(1)	3.9	$474.1	$121.09
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Sep. 30, 2026	Jun. 30, 2026
Met segment	$509.7	$443.7
Met segment (excl. freight & handling/idle)(1)	$418.6	$365.8

(per ton)
Met segment(1)	$106.93	$103.07

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Alpha’s Met segment cost of coal sales increased to an average of $106.93 per ton in the third quarter, compared to $103.07 per ton in the second quarter.

Liquidity and Capital Resources

Cash provided by operating activities in the third quarter increased to $46.9 million as compared to $39.9 million in the second quarter. Capital expenditures for the third quarter were $33.8 million compared to $45.1 million for the second quarter.

As of September 30, 2026, the company had total liquidity of $443.4 million, including cash and cash equivalents of $334.1 million and $184.3 million of unused availability under the asset-based revolving credit facility (ABL), partially offset by a minimum required liquidity of $75.0 million as required by the ABL. As of September 30, 2026, the company had no amounts borrowed and $40.7 million in letters of credit outstanding under the ABL. Total long-term debt, including the current portion of long-term debt as of September 30, 2026, was $10.6 million.

Share Repurchase Program

As previously announced, Alpha’s board of directors authorized a share repurchase program allowing for the expenditure of up to $1.5 billion for the repurchase of the company’s common stock. As of October 31, 2026, the company had acquired approximately 7.1 million shares of common stock at a cost of approximately $1.2 billion, or approximately $166.31 per share. The number of common stock shares outstanding as of October 31, 2026 was 12,662,046, not including the potential effect of unvested equity awards.

The timing and amount of share repurchases will be based on various factors, including but not limited to market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

2027 Domestic Sales Commitments

Alpha has committed approximately 3.5 million tons of metallurgical coal to domestic customers for shipment in the 2027 calendar year at an average price of $135.48 per ton.

Issuance of 2027 Operational Guidance

The company is issuing operational guidance for the 2027 calendar year. For sales volumes, Alpha expects to ship between 13.1 million and 14.1 million metallurgical tons, as well as another 1.2 million to 1.6 million tons of incidental thermal coal, bringing total 2027 shipment expectations to a range of 14.3 million to 15.7 million tons for the year.

Alpha projects 2027 cost of coal sales of between $104.00 and $110.00 per ton.

Selling, general and administrative (SG&A) costs are expected to be between $53 million and $59 million in 2027, excluding non-recurring expenses and non-cash stock compensation. Idle operations expense is expected to be between $25 million and $33 million. Alpha anticipates 2027 net cash interest income of $2 million to $4 million, and depreciation, depletion and amortization of $148 million to $162 million.

The company expects capital expenditures, including carryover, development and maintenance capital, in the range of $145 million to $165 million.

Contributions to equity affiliates are expected in the range of $28 million to $37 million, which include cash contributions for normal operations of Dominion Terminal Associates as well as Alpha's 2027 share of the investments in DTA's previously announced facility upgrade program.

The company expects a 2027 cash tax rate of between 0% and 5%.

2026 Operational Performance Update

As of October 29, 2026, Alpha has committed and priced approximately 87% of its metallurgical coal for 2026 at an average price of $126.69 per ton. At the midpoint of guidance, Alpha’s thermal coal is fully committed for the year at an average price of $76.06 per ton.

	2026 Guidance			2027 Guidance
in millions of tons	Low	High		Low	High
Metallurgical	13.2	14.0		13.1	14.1
Thermal	1.0	1.4		1.2	1.6
Met segment - total shipments	14.2	15.4		14.3	15.7

Committed/Priced[1,2,3]	Committed	Volume (in millions of tons)	Average Price	Committed	Volume (in millions of tons)	Average Price
Metallurgical - domestic		3.7	$135.98		3.5	$135.48
Metallurgical - export		8.1	$122.49		0.1	$100.32
Metallurgical total	87%	11.8	$126.69	26%	3.6	$134.46
Thermal	100%	1.3	$76.06	80%	1.1	$78.47
Met segment	89%	13.1	$121.45	31%	4.7	$121.18

Committed/Unpriced[1,3]	Committed			Committed
Metallurgical total	12%			41%
Thermal	—%			—%
Met segment	11%			37%

Costs per ton[4]	Low	High		Low	High
Met segment	$103.00	$107.00		$104.00	$110.00

in millions (except taxes)	Low	High		Low	High
SG&A5	$53	$59		$53	$59
Idle operations expense	$24	$32		$25	$33
Net cash interest income	$2	$6		$2	$4
DD&A	$160	$174		$148	$162
Capital expenditures	$148	$168		$145	$165
Capital contributions to equity affiliates[6]	$35	$45		$28	$37
Cash tax rate	0%	5%		0%	5%
Notes:
1.Based on committed and priced coal shipments as of October 29, 2026. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

Conference Call

The company plans to hold a conference call regarding its third quarter results on November 6, 2026, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP coal sales realization per ton,” “non-GAAP cost of coal sales,” “non-GAAP cost of coal sales per ton,” “non-GAAP coal margin,” and “non-GAAP coal margin per ton.” In addition to net income (loss), we use Adjusted EBITDA to measure the operating performance of our reportable segment. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results, financial performance, or liquidity presented in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, and idled and closed mine costs. Non-GAAP cost of coal sales per ton is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin is calculated as non-GAAP coal revenues less non-GAAP cost of coal sales. Non-GAAP coal margin per ton is calculated as non-GAAP coal margin divided by tons sold. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Coal revenues	$560,579	$525,203	$1,575,617	$1,603,545
Other revenues	1,666	1,575	4,471	5,464
Total revenues	562,245	526,778	1,580,088	1,609,009
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	509,656	461,635	1,427,708	1,446,172
Depreciation, depletion and amortization	35,486	43,899	111,456	132,631
Accretion on asset retirement obligations	5,249	5,503	15,678	16,625
Amortization of acquired intangibles	876	1,357	2,628	4,071
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	18,668	15,697	52,523	46,337
Other operating loss (income)	340	1,209	(943)	3,215
Total costs and expenses	570,275	529,300	1,609,050	1,649,051
Loss from operations	(8,030)	(2,522)	(28,962)	(40,042)
Other (expense) income:
Interest expense	(967)	(765)	(2,770)	(2,289)
Interest income	2,561	3,948	9,686	12,193
Equity loss in affiliates	(4,754)	(6,240)	(17,204)	(19,936)
Miscellaneous expense, net	(3,780)	(3,266)	(10,925)	(10,357)
Total other expense, net	(6,940)	(6,323)	(21,213)	(20,389)
Loss before income taxes	(14,970)	(8,845)	(50,175)	(60,431)
Income tax benefit	5,677	3,330	17,598	16,015
Net loss	$(9,293)	$(5,515)	$(32,577)	$(44,416)

Basic loss per common share	$(0.73)	$(0.42)	$(2.56)	$(3.41)
Diluted loss per common share	$(0.73)	$(0.42)	$(2.56)	$(3.41)

Weighted average shares – basic	12,683,945	13,015,413	12,732,145	13,040,138
Weighted average shares – diluted	12,683,945	13,015,413	12,732,145	13,040,138

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$334,111	$365,974
Short-term investments	—	49,582
Trade accounts receivable, net of allowance for credit losses of $2,987 and $2,519 as of September 30, 2026 and December 31, 2025, respectively	241,581	278,620
Inventories, net	252,852	193,000
Prepaid expenses and other current assets	27,366	31,132
Total current assets	855,910	918,308
Property, plant, and equipment, net of accumulated depreciation and amortization of $862,616 and $774,101 as of September 30, 2026 and December 31, 2025, respectively	633,092	621,866
Owned and leased mineral rights, net of accumulated depletion and amortization of $166,514 and $150,616 as of September 30, 2026 and December 31, 2025, respectively	404,165	416,944
Other acquired intangibles, net of accumulated amortization of $45,701 and $43,072 as of September 30, 2026 and December 31, 2025, respectively	31,824	34,452
Long-term restricted cash	129,202	126,911
Long-term restricted investments	34,528	34,356
Deferred income taxes	8,470	8,087
Other non-current assets	160,609	119,702
Total assets	$2,257,800	$2,280,626
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,126	$3,575
Trade accounts payable	93,948	66,169
Accrued expenses and other current liabilities	187,835	135,778
Total current liabilities	284,909	205,522
Long-term debt	7,441	9,841
Workers’ compensation and black lung obligations	183,438	190,965
Pension obligations	67,108	87,317
Asset retirement obligations	200,994	204,745
Deferred income taxes	157	15,433
Other non-current liabilities	21,168	21,308
Total liabilities	765,215	735,131
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5,000,000 shares authorized, none issued	—	—
Common stock - par value $0.01, 50,000,000 shares authorized, 22,496,891 issued and 12,667,855 outstanding at September 30, 2026 and 22,437,379 issued and 12,805,909 outstanding at December 31, 2025	225	224
Additional paid-in capital	864,382	852,030
Accumulated other comprehensive loss	(53,473)	(60,433)
Treasury stock, at cost: 9,829,036 shares at September 30, 2026 and 9,631,470 shares at December 31, 2025	(1,380,689)	(1,341,027)

Retained earnings	2,062,140	2,094,701
Total stockholders’ equity	1,492,585	1,545,495
Total liabilities and stockholders’ equity	$2,257,800	$2,280,626

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net loss	$(32,577)	$(44,416)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	111,456	132,631
Amortization of acquired intangibles	2,628	4,071
(Gain) loss on disposal of assets, net	(2,087)	860
Accretion on asset retirement obligations	15,678	16,625
Employee benefit plans, net	20,045	19,369
Deferred tax benefit	(17,598)	(15,997)
Stock-based compensation	12,353	10,405
Equity loss in affiliates	17,204	19,936
Other, net	2,808	(1,165)
Changes in operating assets and liabilities	(14,124)	(16,359)
Net cash provided by operating activities	115,786	125,960
Investing activities:
Capital expenditures	(119,589)	(98,196)
Capital contributions to equity affiliates	(36,384)	(28,405)
Purchases of investment securities	(53,561)	(87,973)
Sales and maturities of investment securities	103,869	48,739
Other, net	2,213	143
Net cash used in investing activities	(103,452)	(165,692)
Financing activities:
Principal repayments of long-term debt	(2,100)	(2,387)
Common stock repurchases and related expenses	(39,734)	(25,153)
Other, net	(72)	(2,574)
Net cash used in financing activities	(41,906)	(30,114)
Net decrease in cash and cash equivalents and restricted cash	(29,572)	(69,846)
Cash and cash equivalents and restricted cash at beginning of period	492,885	604,161
Cash and cash equivalents and restricted cash at end of period	$463,313	$534,315

Supplemental disclosure of noncash investing and financing activities:
Accrued capital expenditures	$4,596	$11,559
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of September 30,
	2026	2025
Cash and cash equivalents	$334,111	$408,519
Long-term restricted cash	129,202	125,796
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$463,313	$534,315

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2026	June 30, 2026	September 30, 2025	2026	2025
Net loss	$(9,293)	$(12,252)	$(5,515)	$(32,577)	$(44,416)
Interest expense	967	962	765	2,770	2,289
Interest income	(2,561)	(2,919)	(3,948)	(9,686)	(12,193)
Income tax benefit	(5,677)	(6,595)	(3,330)	(17,598)	(16,015)
Depreciation, depletion and amortization	35,486	36,044	43,899	111,456	132,631
Non-cash stock compensation expense	4,381	4,236	2,950	12,353	10,405
Accretion on asset retirement obligations	5,249	5,214	5,503	15,678	16,625
Amortization of acquired intangibles	876	876	1,357	2,628	4,071
Adjusted EBITDA	$29,428	$25,566	$41,681	$85,024	$93,397

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended
(In thousands, except for per ton data)	September 30, 2026	June 30, 2026	September 30, 2025
Coal revenues	$560,579	$491,505	$525,203
Less: freight and handling fulfillment revenues	(86,508)	(70,220)	(82,448)
Non-GAAP coal revenues	$474,071	$421,285	$442,755
Non-GAAP coal sales realization per ton	$121.09	$118.71	$114.94

Cost of coal sales (exclusive of items shown separately below)	$509,656	$443,663	$461,635
Depreciation, depletion and amortization - production (1)	35,218	35,750	43,582
Accretion on asset retirement obligations	5,249	5,214	5,503
Amortization of acquired intangibles	876	876	1,357
Total cost of coal sales	550,999	485,503	512,077
Less: freight and handling costs	(86,508)	(70,220)	(82,448)
Less: depreciation, depletion and amortization - production (1)	(35,218)	(35,750)	(43,582)
Less: accretion on asset retirement obligations	(5,249)	(5,214)	(5,503)
Less: amortization of acquired intangibles	(876)	(876)	(1,357)
Less: idled and closed mine costs	(4,531)	(7,654)	(4,517)
Non-GAAP cost of coal sales	$418,617	$365,789	$374,670
Non-GAAP cost of coal sales per ton	$106.93	$103.07	$97.27

GAAP coal margin	$9,580	$6,002	$13,126
GAAP coal margin per ton	$2.45	$1.69	$3.41

Non-GAAP coal margin	$55,454	$55,496	$68,085
Non-GAAP coal margin per ton	$14.16	$15.64	$17.68

Tons sold	3,915	3,549	3,852
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Nine Months Ended
(In thousands, except for per ton data)	September 30, 2026	September 30, 2025
Coal revenues	$1,575,617	$1,603,545
Less: freight and handling fulfillment revenues	(232,942)	(250,961)
Non-GAAP coal revenues	$1,342,675	$1,352,584
Non-GAAP coal sales realization per ton	$121.40	$117.66

Cost of coal sales (exclusive of items shown separately below)	$1,427,708	$1,446,172
Depreciation, depletion and amortization - production (1)	110,574	131,678
Accretion on asset retirement obligations	15,678	16,625
Amortization of acquired intangibles	2,628	4,071
Total cost of coal sales	1,556,588	1,598,546
Less: freight and handling costs	(232,942)	(250,961)
Less: depreciation, depletion and amortization - production (1)	(110,574)	(131,678)
Less: accretion on asset retirement obligations	(15,678)	(16,625)
Less: amortization of acquired intangibles	(2,628)	(4,071)
Less: idled and closed mine costs	(22,057)	(17,028)
Non-GAAP cost of coal sales	$1,172,709	$1,178,183
Non-GAAP cost of coal sales per ton	$106.03	$102.49

GAAP coal margin	$19,029	$4,999
GAAP coal margin per ton	$1.72	$0.43

Non-GAAP coal margin	$169,966	$174,401
Non-GAAP coal margin per ton	$15.37	$15.17

Tons sold	11,060	11,496
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended September 30, 2026
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Domestic	979	$133,312	$136.17	27%
Export - Australian indexed	800	120,370	$150.46	22%
Export - other pricing mechanisms	1,838	196,715	$107.03	51%
Total Met segment - met coal	3,617	450,397	$124.52	100%
Met segment - thermal coal	298	23,674	$79.44
Non-GAAP coal revenues	3,915	474,071	$121.09
Add: freight and handling fulfillment revenues	—	86,508
Coal revenues	3,915	$560,579

	Nine Months Ended September 30, 2026
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Domestic	2,716	$369,194	$135.93	27%
Export - Australian indexed	2,605	381,233	$146.35	26%
Export - other pricing mechanisms	4,754	516,559	$108.66	47%
Total Met segment - met coal	10,075	1,266,986	$125.76	100%
Met segment - thermal coal	985	75,689	$76.84
Non-GAAP coal revenues	11,060	1,342,675	$121.40
Add: freight and handling fulfillment revenues	—	232,942
Coal revenues	11,060	$1,575,617